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                                                                Exhibit 2.2

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

              AMENDMENT, dated as of April 23, 1997, to Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 19, 1997, by and between Banc One Corporation, an Ohio corporation ("Banc One"), and First USA, Inc., a Delaware corporation ("FUSA").

              WHEREAS, the Boards of Directors of Banc One and FUSA have approved or authorized an amendment to the Merger Agreement;

              NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

              1. Section 8.1 of the Merger Agreement is hereby amended by deleting therefrom Section 8.1(f).

              2. Banc One acknowledges that it has thoroughly reviewed the accounting policy changes and related impacts on FUSA's historical and prospective financial statements and other financial information as set forth in the amendments, dated as of April 24, 1997, to FUSA's Annual Report on Form 10-K for its fiscal year ended June 30, 1996 and Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 1996 and December 31, 1996 (collectively, the "Amended Reports") and its earning release for its fiscal quarter ended March 31, 1997, copies of all of which have been provided to Banc One as of April 23rd 1997. Banc One confirms that all such accounting policy changes, related impacts and amendments to FUSA's public filings are being made with its knowledge and that the fact of such accounting policy changes, related impacts and amendments to FUSA's public filings shall not serve as a basis on which Banc One may terminate the Merger Agreement or the basis on which FUSA might be deemed to be in breach of the Merger Agreement. The amended FUSA financial statements, as set forth in the Amended Reports, will, however, be deemed for all purposes related to the Merger Agreement to replace the corresponding financial statements described in Section 3.6 of the Merger Agreement.

              3. The parties agree that, except as specifically set forth in this Amendment, all of the terms and provisions of the Merger Agreement shall remain in full force and effect.

              4. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without any regard to applicable conflicts of law.

              IN WITNESS WHEREOF, Banc One and FUSA have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

BANC ONE CORPORATION                             FIRST USA, INC.

By:  /s/ WILLIAM P. BOARDMAN                     By:  /s/ JOHN C. TOLLESON
    --------------------------                      --------------------------
Name:   William P. Boardman                      Name:   John C. Tolleson
Title:  Senior Executive Vice President          Title:  Chairman and Chief
                                                           Executive Officer